                                                                   EXHIBIT 10.48

                           CALIPER TECHNOLOGIES CORP.


                             KEY EMPLOYEE AGREEMENT
                                       FOR
                                DR. DANIEL KISNER


        This Employment Agreement ("Agreement") is entered into as of the 1st day of July, 2002, by and between Dr. Daniel Kisner ("Employee") and Caliper Technologies Corp., a Delaware corporation (the "Company").

        WHEREAS, the Company has employed Employee as Chief Executive Officer of the Company since February 28, 1999 under an Employment Agreement dated January 18, 1999 (the "1999 Employment Agreement"); and

        WHEREAS, with Employee's consent, Employee has ceased to serve as Chief Executive Officer effective June 30, 2002, and the Company now desires for Employee to remain as Chairman of the Company's Board of Directors and as an employee to provide other services to the Company, and wishes to provide Employee with certain compensation and benefits in return for his services;

        WHEREAS, Employee and the Company agree to enter into this Agreement and agree that the terms of this Agreement shall supersede the terms of the 1999 Employment Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

        1. EMPLOYMENT BY THE COMPANY.

               1.1 RESPONSIBILITIES. Subject to terms set forth herein, the Company agrees to employ Employee and Employee hereby accepts such employment effective as of July 1, 2002 (the "Employment Date"). From the Employment Date through December 31, 2002, Employee will devote his best efforts and a substantial portion of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to provide services to the Company as reasonably requested by the Chief Executive Officer of the Company ("CEO") or the Company's Board of Directors (the "Board"). Beginning January 1, 2003, Employee will provide services to the Company for approximately one and one-half (1.5) days per week. Employee will provide services from his home office.

               1.2 BOARD SERVICE. Employee and the Company agree that Employee will serve as Chairman of the Board and as a member of the Board, subject to designation by the Board and election by the stockholders in accordance with the Company's bylaws. Employee shall also serve as a member of the Board of Directors of Amphora Discovery Corp. in accordance with its bylaws and at the discretion of the Company's Board.




                                       1.

               1.3 COMPANY EMPLOYMENT POLICIES. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

        2. COMPENSATION.

               2.1 SALARY. From the Employment Date until December 31, 2002, Employee shall receive for services to be rendered hereunder an annualized base salary of four hundred and fifty thousand dollars ($450,000), payable semi-monthly in accordance with the Company's payroll policies and subject to standard deductions and withholdings. Effective January 1, 2003, Employee shall receive for services to be rendered hereunder an annualized base salary of one hundred and fifty thousand dollars ($150,000), payable semi-monthly in accordance with the Company's payroll policies and subject to standard deductions and withholdings

               2.2 ANNUAL INCENTIVE BONUS. For calendar year 2002 only, Employee shall be eligible to earn an Annual Incentive Bonus in the target amount of fifty percent (50%) of Employee's then-current base salary, less standard withholdings and deductions. The amount of the Annual Incentive Bonus, if any, will be determined by the Board in its sole discretion and may be increased or reduced based on certain performance milestones and financial targets for the calendar year, previously established and agreed to by Employee and the Company. Any Annual Incentive Bonus Employee earns will be paid out in accordance with the Company's standard practice. To earn the Annual Incentive Bonus, Employee must be employed by the Company through the calendar year. No prorated Annual Incentive Bonus can be earned.

               2.3 STANDARD COMPANY BENEFITS. Employee shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its executives generally.

               2.4 EXPENSE REIMBURSEMENT. The Company shall reimburse Employee for all reasonable travel or other expenses incurred by Employee in furtherance of or in connection with the performance of Employee's duties hereunder, in accordance with the Company's expense reimbursement policy, as it applies to executive level employees in general, as in effect from time to time.

               2.5 STOCK OPTIONS.

                      (a) CURRENT STOCK OPTIONS. The parties acknowledge that Employee has been granted certain stock options as set forth in EXHIBIT A. The stock options continue in effect, and each grant will be subject to the terms and conditions of the plan and stock option agreement under which it was granted, as referenced in EXHIBIT A.



                                       2.

                      (b) NEW STOCK OPTION GRANT. Provided he remains an employee of the Company and Chairman of the Board and subject to the approval of the Board, in or about January 2003, Employee shall be granted an option to purchase seven thousand (7,000) shares of Company common stock with a per share exercise price equal to the last sale price of the Company common stock on the day before the grant, and pursuant to the Company's 1999 Equity Incentive Plan (the "Plan") and the related stock option agreement. One hundred percent (100%) of the stock options shall vest six months after the date of the grant. The option shall be an incentive stock option to the maximum extent permitted by applicable law.

                      (c) ANNUAL STOCK OPTION GRANT. Provided he remains an employee of the Company and Chairman of the Board and subject to the approval of the Board, in or about June 2003, Employee shall be granted an option to purchase fourteen thousand (14,000) shares of Company common stock with a per share exercise price equal to the last sale price of the Company common stock on the day before the grant, and pursuant to the Company's 1999 Equity Incentive Plan (the "Plan") and the related stock option agreement. One hundred percent (100%) of the stock options shall vest twelve (12) months after the date of the grant. Thereafter, subject to his continuous service on the Company's Board, Employee shall be eligible for additional option grants equivalent to those received by a non-employee Chairman under the terms and conditions of the Non-Employee Directors' Stock Option Plan. The options granted hereunder shall be an incentive stock option to the maximum extent permitted by applicable law.

        3. LOAN.

               3.1 CURRENT INDEBTEDNESS. Employee executed an Amended Promissory
Note in favor of the Company on July 17, 2000, the terms of which shall remain in full force and effect (the "Loan") (attached hereto as EXHIBIT D). Portions of the Loan may be forgiven by the Board of Directors based upon annual Employee performance reviews each year. Any forgiveness granted will be grossed up for tax purposes by paying Employee an additional 75% of the amount of the debt forgiveness to assist with the payment of tax liability for such forgiveness. A minimum of 10% of the total loan will be forgiven each year if Employee is retained into the coming year. It is the intent, but not the obligation, of the Board to forgive this loan based upon good performance over five years from the initial date of the loan. The parties acknowledge that the provisions of this paragraph 3.1 do not alter the terms of the underlying Loan which were in effect prior to the execution of this Agreement.

        4. PROPRIETARY INFORMATION OBLIGATIONS.

               4.1 AGREEMENT. Employee agrees to continue to abide by the Proprietary Information and Inventions Agreement executed on February 3, 1999 and attached hereto as EXHIBIT B.

               4.2 REMEDIES. Employee's duties under the Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Employee acknowledges that a remedy at law for any breach or threatened breach by him



                                       3.

of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

        5. OUTSIDE ACTIVITIES.

               5.1 INVESTMENTS AND INTERESTS. Except as permitted by Section 5.2, Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

               5.2 NON-COMPETITION. During the term of his employment by the Company, except on behalf of the Company, Employee will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

        6. TERMINATION OF EMPLOYMENT.

               6.1 TERM OF EMPLOYMENT.

                      (a) VOLUNTARY TERMINATION BY EMPLOYEE. Employee may terminate his employment voluntarily giving the Company 30 days' advance notice in writing. No compensation or payments will be paid or provided following the date when such a termination is effective. In lieu of continuing to require or allow Employee to continue to provide services through the date when such a termination is effective, the Company shall have the option to relieve Employee of his duties immediately upon receipt of such notice, provided that the Company shall be obligated to continue to pay Employee his base salary, benefits and vacation and flex time accruals through the date that the termination is effective. The Company's decision to relieve Employee of his duties pursuant to this Section 6.1(a) shall not be deemed to be termination without cause.

                      (b) TERMINATION BY THE COMPANY. The Company may terminate Employee's employment at any time, for any reason or for no reason, with or without advance notice.

                             (i) TERMINATION FOR CAUSE. If the Company
terminates Employee's employment for Cause, no compensation or payments will be provided to Employee following the date when such a termination of employment is effective. Any remaining amount on the Loan shall be converted to a five year note at prime plus 1.0%, compounded annually, and the first payment shall begin one year from the termination date.



                                       4.

                             (ii) TERMINATION WITHOUT CAUSE. If the Company
terminates Employee's employment without Cause, the provisions of Section 6.2 and the Definitions of Section 6.3 shall apply. Any remaining amount on the Loan shall be converted to a five year note at prime plus 1.0% compounded annually, and the first payment shall begin one year from the termination date.

               6.2 PAYMENT UPON TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION.

                      (a) If Employee's employment is terminated without Cause, or voluntarily by Employee within three months following a Constructive Termination, Employee shall be entitled to receive the following:

                             (i) SEVERANCE PAYMENT AND HEALTH INSURANCE
BENEFITS. The Company shall continue to pay to Employee his base salary for twelve months in accordance with the salary schedule in Section 2.1 in monthly installments following the date when such a termination of employment is effective and shall reimburse Employee for his health insurance premiums at his current rate of coverage for twelve (12) months following the termination of Company-paid group health insurance coverage, subject to Employee's timely election of continued coverage under COBRA, provided that: (A) the Company's obligation to continue to pay such base salary and health insurance reimbursement shall cease as of the date Employee commences full-time employment with another business entity (and Employee agrees to provide notice of such employment within three business days of accepting such an offer); and (B) Employee executes a waiver and release of claims substantially in the form set forth in EXHIBIT C hereto.

                             (ii) ACCELERATION OF STOCK VESTING. If such
termination without Cause or voluntary termination following a Constructive Termination shall occur, all of the shares that would become vested within twelve months of such date of termination under the terms of the options described in Section 2.5 and any other options granted to Employee in the future will be deemed to have vested provided Employee executes a waiver and release of claims substantially in the form set forth in EXHIBIT C hereto.

                      (b) If Employee's employment is terminated without Cause within thirteen months after a Change in Control, or is voluntarily terminated by Employee following a Constructive Termination within thirteen months after a Change of Control, Employee shall be entitled to receive the following:

                             (i) SEVERANCE PAYMENT AND HEALTH INSURANCE
BENEFITS. The Company (or its successor in interest) shall continue to pay to Employee his base salary for twelve months in accordance with the salary schedule in Section 2.1 in monthly installments following the date when such a termination of employment is effective and shall reimburse Employee for his health insurance premiums at his current rate of coverage for twelve (12) months following the termination of Company-paid group health insurance coverage, subject to Employee's timely election of continued coverage under COBRA, provided that: (A) the Company's obligation to continue to pay such base



                                       5.

salary and health insurance reimbursement shall cease as of the date Employee commences full-time employment with another business entity (and Employee agrees to provide notice of such employment within three business days of accepting such an offer); and (B) Employee executes a waiver and release of claims substantially in the form set forth in EXHIBIT C hereto.

                             (ii) ACCELERATION OF STOCK VESTING AFTER A CHANGE
OF CONTROL. If such termination without Cause or voluntary termination following a Constructive Termination shall occur, all of the shares that would become vested within twenty-four (24) months (thirty (30) months if a Change of Control is completed for a transaction price that is greater than $300 million) of the Termination Date under the terms of the options described in Section 2.5 and any other options granted to Employee in the future, will accelerate to vest and become fully vested.

               6.3 DEFINITIONS.

                      As used in this Agreement, the following definitions shall apply:

                      (a) "CAUSE" shall mean the occurrence of any of the following: (i) Employee engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic harm to the Company, unless Employee believed in good faith that such conduct was in, or not opposed to, the best interests of the Company; (ii) any unjustified refusal to follow reasonable directives duly adopted by the Board; or (iii) conviction of a felony crime involving moral turpitude; provided, however, that the Board shall provide written notice of its intent to terminate Employee under (i) or (ii) above and Employee shall have a 30-day period to correct Employee's actions, if such actions can be corrected.

                      (b) "CHANGE IN CONTROL" shall mean (i) any merger or consolidation of the Company with, or any sale of all or substantially all of the Company's assets to, any other unaffiliated corporation or entity, unless as a result of such merger, consolidation or sale of assets the holders of the Company's voting securities prior thereto hold at least 50 percent of the total voting power in the surviving or successor corporation or entity, or (ii) the acquisition by any Person (other than any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company) as Beneficial Owner (as such terms are defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations thereof), directly or indirectly, of securities of the Company representing 50 percent or more of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Section 10(b), the term "affiliate" shall mean any person which controls the Company, which is controlled by the Company, or which is under common control with the Company within the mean of Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended.

                      (c) "CONSTRUCTIVE TERMINATION" shall mean either (i) a substantial reduction in Employee's duties, responsibilities or position, or
(ii) any substantial downward change in Employee's compensation or benefits, except for



                                       6.

compensation and benefit changes provided in this Agreement or which are consistent with downward changes for all Company executives.

               6.4 PARACHUTE PAYMENTS. Anything in this Agreement to the contrary nonwithstanding, if the aggregate of the amounts due Employee under this Agreement and any other plan, program, or arrangement of the Company or its Affiliates constitutes a "Parachute Payment" as such term is defined in Section 280G of the Internal Revenue Code of 1986 (the "Code"), and the amount of the Parachute Payment, reduced by all Federal, state and local taxes applicable to such payments which are considered to be contingent on a Change in Control, including the excise tax imposed pursuant to Section 49999 of the Code, is less than the amount Employee would receive, after taxes, if he were paid only a dollar amount equal to three times his Base Amount as defined in Section 280G(b)(3) of the Code less $1.00, then the payments made to Employee under this Agreement which are contingent on a Change of Control shall be reduced to an amount which, when added to the aggregate of all other payments to Employee which are contingent on a Change of Control, will make the total fair market value of such payments equal to three times his Base Amount less $1.00, all as determined under Section 280G of the Code.

        7. RELEASE. Upon the termination of Employee's employment, Employee shall provide the Company with an executed and effective general release substantially in the form attached hereto as EXHIBIT C (the "Release"), as a condition of receipt of any severance benefits provided under Section 6 of this Agreement. Unless the Release is executed by Employee and becomes fully effective under the terms set forth in the Release, no severance shall be payable to Employee, he shall not be entitled to health care reimbursement, and any acceleration of stock options as provided in this Agreement shall not apply and Employee's stock options in such event may be exercised following the date of Employee's termination only to the extent provided under their original terms in accordance with the applicable stock option plan, and the applicable option agreements.

        8. NONINTERFERENCE.

               While employed by the Company, and for two (2) years immediately following his employment termination date, Employee agrees not to interfere with the business of the Company by:

                      (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company; or

                      (b) directly or indirectly soliciting the business of any customer of the Company which at the time of Employee's termination or one year immediately prior thereto was listed on the Company's customer list.

        9. INDEMNIFICATION. Employee shall receive indemnification as a corporate officer and director of the Company to the maximum extent extended to the other officers



                                       7.

and directors of the Company. Employee will be required to enter into the Company's standard form of Indemnification Agreement, pursuant to which the Company agrees to advance any expenses for which indemnification is available to the extent allowed by applicable law.

        10. COOPERATION WITH COMPANY.

               10.1 COOPERATION OBLIGATION. During and after the term of Employee's employment, Employee will cooperate with the Company in responding to the reasonable requests of the Company's Board of Directors, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Employee's cooperation necessary or desirable. In such matters, Employee agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Employee also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Employee in connection with any such legal proceedings, unless Employee is expressly prohibited by law from so doing. The failure by Employee to cooperate fully with the Company in accordance with this Section 10 will be a material breach of the terms of this Agreement which will result in all commitments of the Company to provide severance benefits to Employee under Section 6 of this Agreement becoming null and void.

               10.2 EXPENSES AND FEES. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee as a result of his cooperation with the obligations described in Section 10.1, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company's standard reimbursement policies and procedures. After termination of Employee's employment, the Company will also pay Employee a reasonable fee in the amount of $200 per hour for the time Employee devotes to matters as requested by the Company under Section 10.1 ("the Fees"). The Company will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees. Employee acknowledges that in cooperating in the manner described in Section 10.1, he will be serving as an independent contractor, not a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees. Employee hereby indemnifies the Company, and its respective officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer's share of employment taxes subsequently determined to be applicable, if any.



                                       8.

        11. GENERAL PROVISIONS.

               11.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at his address as listed on the Company payroll.

               11.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

               11.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

               11.4 COMPLETE AGREEMENT. This Agreement and its Exhibits, constitute the entire agreement between Employee and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, supersedes any other agreements or promises made to Employee by anyone, whether oral or written, including the 1999 Employment Agreement and the Company's Change of Control, Sr. Mgmt. Severance/Equity Acceleration Plan, and cannot be modified or amended except in a writing signed by the CEO, with approval by the Board.

               11.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

               11.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

               11.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

               11.8 ATTORNEYS' FEES. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.



                                       9.

               11.9 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                            CALIPER TECHNOLOGIES CORP.


                                            By:   /s/ Michael R. Knapp
                                                 -------------------------------
                                                  [Name] Michael R. Knapp
                                                  [Title] CEO


                                            Date: Aug. 19, 2002


Accepted and agreed this
28th day of August, 2002.

DANIEL KISNER, M.D., AN INDIVIDUAL

/s/ D. Kisner
-----------------------------------



                                      10.

                                    EXHIBIT A

                     STOCK OPTIONS HELD BY DANIEL L. KISNER

                        Number of Options
Option Grant Date           Granted                             Plan
------------------      ------------------            --------------------------
February 28, 1999           641,025                   1999 Equity Incentive Plan
January 31, 2001            50,000                    1999 Equity Incentive Plan
January 9, 2002             65,000                    1999 Equity Incentive Plan

                                    EXHIBIT B

                           CALIPER TECHNOLOGIES CORP.

                        EMPLOYEE PROPRIETARY INFORMATION
                            AND INVENTIONS AGREEMENT

        In consideration of my employment or continued employment by CALIPER TECHNOLOGIES CORP. (the "COMPANY"), and the compensation now and hereafter paid to me, I hereby agree as follows:

Nondisclosure

        1.1 RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

        1.2 PROPRIETARY INFORMATION. The term "PROPRIETARY INFORMATION" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "PROPRIETARY INFORMATION" includes (a) trade secrets, inventions, ideas, processes, formulas, products, formulations, developmental or experimental work, publications, clinical data, test data, methods, samples, media and/or call lines, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "INVENTIONS"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

        1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("THIRD PARTY INFORMATION") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

        1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

        2.1 PROPRIETARY RIGHTS. The term "PROPRIETARY RIGHTS" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

        2.2 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "PRIOR INVENTIONS"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

        2.3 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this
Section 2, are hereinafter referred to as "COMPANY INVENTIONS."

        2.4 NONASSIGNABLE INVENTIONS. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "SECTION 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

        2.5 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under
Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

        2.6 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

        2.7 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

        2.8 ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

        In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

        10.1 GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

        10.2 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

        10.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

        10.4 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

        10.5 EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

        10.6 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

        10.7 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

        This Agreement shall be effective as of the first day of my employment with the Company, namely: _____________, 199__.

        I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.


Dated:
      ------------------------


------------------------------
SIGNATURE


------------------------------
(PRINTED NAME)



ACCEPTED AND AGREED TO:

CALIPER TECHNOLOGIES CORP.


By:
   ---------------------------

Title:  President
------------------------------


------------------------------
(Address)


------------------------------

                                    EXHIBIT A

                         LIMITED EXCLUSION NOTIFICATION


        THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

        (1) Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

        (2) Result from any work performed by you for the Company.

        To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

        This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

        I ACKNOWLEDGE RECEIPT of a copy of this notification.


                                              By:
                                                  ------------------------------
                                                  (Printed Name of Employee)


                                              Date:
                                                   -----------------------------



WITNESSED BY:


------------------------------
(Printed Name of Representative)


Dated:
      ------------------------

                                    EXHIBIT B


     TO:    CALIPER TECHNOLOGIES CORP.
            ------------------------------
     FROM:
            ------------------------------
     DATE:
            ------------------------------
  SUBJECT:  PREVIOUS INVENTIONS

        1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Caliper Technologies Corp. (the "COMPANY") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

        [ ]    No inventions or improvements.

        [ ]    See below:

               -----------

               -----------

               -----------


[ ]    Additional sheets attached.

        2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

    INVENTION OR IMPROVEMENT              PARTY(ies)                    RELATIONSHIP
------------------------------    --------------------------     ---------------------------
1.
   ---------------------------    ---------------------------    ---------------------------

2.
   ---------------------------    ---------------------------    ---------------------------

3.
   ---------------------------    ---------------------------    ---------------------------



[ ]    Additional sheets attached.

                                    EXHIBIT C

                                RELEASE AGREEMENT

        I understand that my position with Caliper Technologies Corp. (the "Company") terminated effective ___________, 20__ (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will provide me with certain severance benefits pursuant to the terms of the Employee Employment Agreement (the "Agreement") between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation and flex time through the Separation Date, to which I am entitled by law.

        In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company, its affiliates and its and their respective officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims related to my employment or the termination of my employment or related to all claims for breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement, nor am I releasing any rights I may have as an owner and/or holder of the Company's common stock and stock options.

        In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the release and waiver in the above paragraphs is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company ("Effective Date").

Agreed:

CALIPER TECHNOLOGIES CORP.                    DANIEL KISNER, M.D., AN INDIVIDUAL


By:
   --------------------------                 ----------------------------------
   [Name]
   [Title]


Date:                                         Date:

                                    EXHIBIT D

                             AMENDED PROMISSORY NOTE

$500,000.00                                                        July 17, 2000
                                                       Mountain View, California

               FOR VALUE RECEIVED, DANIEL KISNER, M.D. ("EMPLOYEE"), an employee of Caliper Technologies Corp. ("COMPANY"), hereby unconditionally promises to pay to the order of Company, in lawful money of the United States of America and in immediate available funds, the principal sum of Four Hundred Twenty Five Thousand Dollars ($425,00.00) as originally advanced on July 29, 1999 and Seventy Five Thousand Dollars ($75,000.00) being additionally advanced as of July 17, 2000 (the "COMBINED LOAN") due and payable on the date and in the manner set forward below.

        1. INTENT. It is the intent of the parties that the purpose of this Amended Note is not for consumer, family or household purposes.

        2. PRINCIPAL REPAYMENT. The outstanding principal amount of the Combined Loan shall be due and payable on the earlier of the following (the "MATURITY DATE"): (a) July 29, 2005; or (b) the date at which the employee voluntarily terminates his employment relationship with the Company.

        3. INTEREST RATE. Employee further promises to pay interest on the outstanding principal at the rate hereof from the date hereof until payment in full, which interest shall be payable at the rate of 5.96% per annum or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, compounded annually. Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

        4. PLACE OF PAYMENT; PREPAYMENT. All amounts payable hereunder shall be payable at the office of Company unless another place of payment shall be signified in writing by Company. Prepayment is permitted.

        5. APPLICATION OF PAYMENTS. Payment on this Amended Note shall be applied first to accrued interest, if any, and thereafter to the outstanding principal balance hereof.

        6. DEFAULT. Each of the following events shall be an "EVENT OF DEFAULT" hereunder:

               (a) Employee fails to pay timely any of the principal amount due under this Amended Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Amended Note, if any, on the date the same becomes due and payable, or fails to perform any other obligations hereunder;

               (b) Employee files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any foregoing;

               (c) An involuntary petition is filed against Employees (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Employee; or

               (d) Employee's employment by or association with the Company is terminated for any reason or no reason, including, without limitation, death of Employee.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder, if any, shall at the option of Company, and, in the case of an Event of Default pursuant to (b) or (c) above, automatically, be immediately due, payable and collectible by Company pursuant to applicable law. Notwithstanding the foregoing, if an Event of Default has occurred under (d) above due to the Company's termination of Employee employment with the Company with or without cause, this Amended Note shall be converted to a five (5) year note at an interest rate equal to the Prime Rate plus one percent (1%), compounded annually, and the principal shall be payable in five equal annual installments, together with interest thereon payable in arrears calculated on the basis of a 360 day year for the actual number of days elapsed, beginning one year from such date of termination of employment. The Prime Rate shall mean the variable rate of interest, per annum, most recently published in the Money Rate Section of the New York Edition of The Wall Street Journal, as the "prime rate". The Company shall have the rights and may exercise any remedies available to it under law, successively or concurrently. Employee expressly acknowledges and agrees that Company shall have the right to offset any obligations of Employee hereunder against salaries, bonuses or other amounts that may be payable to Employee by Company.

        7. WAIVER. Employee waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Amended Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

        The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

        8. GOVERNING LAW. This Amended Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

        9. ENTIRE AGREEMENT. The provisions of this Amended Note supersedes any previous Promissory Note entered into between Employee and Company and constitutes the entire loan agreement between the parties.

        10. SUCCESSORS AND ASSIGNS. The provisions of this Amended Note shall inure to the benefit of and be binding on any successor to Employee and shall extend to any holder hereof. Employee shall not, without the prior written consent of holder, assign any of its rights or obligations hereunder.

        Dated: July 17, 2000


                             ----------------------
                             Daniel L. Kisner, M.D.